Exhibit 5.1

September 3, 2013

Stratasys Ltd.
2 Holtzman Street
Science Park, P.O. Box 2496
Rehovot 76124, Israel

       Re: Registration Statement on Form F-3

Ladies and Gentlemen:

       We have acted as Israeli counsel to Stratasys Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering the sale, from time to time, in one or more offerings, of an unspecified aggregate number (or value) of:

(i)	ordinary shares of the Company, nominal value New Israeli Shekel 0.01 per share (“Ordinary Shares”) (including Ordinary Shares issuable upon exercise of the Warrants (as defined below), the “Shares”);

(ii)	warrants to purchase Ordinary Shares (the “Warrants”) (collectively, the Shares and Warrants are referred to herein as the “Securities”); and

(iii)	debt securities of the Company.

       In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Association, as amended and restated, the Registration Statement, such other certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

       In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors that have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s Articles of Association, as amended and restated, and all applicable laws. In addition, we have assumed that that the Company’s board of directors (and any other required corporate body, if any), will have taken all required action that is necessary to authorize the issuance and sale of the Securities to be issued on or before the date of initial sale of the Securities pursuant to the Registration Statement, and that the Company will receive the full consideration for the Securities.

       We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the issuance and sale thereof will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. In addition, we have assumed that at or prior to the time of issuance and delivery of any Securities, the consideration for such Securities will have been received by the Company.

       Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

       Based upon and subject to the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.

With respect to the Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance of such Shares, the terms of the offering thereof and related matters, including the entry by the Company into, and its performance under, any Securities Agreement pursuant to which the Shares may be issued, upon payment of the consideration therefor provided for in the applicable Securities Agreement approved by the Company’s board of directors, the Shares will be legally issued, fully paid and non-assessable.

2.

With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters, including the entry by the Company into, and performance under, the applicable Securities Agreement pursuant to which any Warrants may be issued, and (b) due execution, authentication, issuance and delivery of such Warrants and any Securities Agreement pursuant to which any such Warrants may be issued, upon payment of the consideration therefor provided for in the applicable Securities Agreement approved by the Company’s board of directors and otherwise in accordance with the provisions of the applicable Securities Agreement, such Warrants will constitute valid and legally binding obligations of the Company.

       You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued, and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

       We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

       This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal